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                                                                     EXHIBIT 4.1


                          CONSULTING SERVICES AGREEMENT


        This Consulting Services Agreement ("Agreement") is made this 19th day of May, 1997, between John W. Meadows ("Meadows") and DISC, Inc., a California corporation ("DISC"), who agree as follows:

         1. CONSULTING. DISC shall engage Meadows as a marketing consultant and Meadows shall serve DISC in such capacity, upon the terms hereinafter set forth.

         2. COMPENSATION. As compensation for Meadows' services as a consultant, DISC shall issue to Meadows, on June 30, 1997, 42,661 shares of DISC's common stock.

         3. CONFIDENTIALITY. For a period of two years following termination of Meadows' consulting services, Meadows shall refrain from directly or indirectly, for his own account or as agent, servant, employee or member of any firm (a) disclosing to any other person or entity any confidential information or trade secrets of DISC, without DISC's written consent, and (b) engaging, hiring, employing or soliciting the employment of any of DISC's then employees or of the then employees of any of DISC's affiliates or subsidiaries.

         4. MISCELLANEOUS PROVISIONS.

                  (a) Assignment. The performance of Meadows contemplated hereunder is personal in nature and, accordingly, neither this Agreement nor any part thereof may be assigned by either party hereto. Except as otherwise provided herein, this Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives and, in the case of DISC, any successor by operation of law or otherwise.

                  (b) Governing Law. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall all be governed by the laws of the State of California.

         IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date and year first above written.

                                    DISC, INC.,
                                    a California corporation


                                    By: /s/ J. Richard Ellis
                                        -----------------------------
                                        J. Richard Ellis, President





                                        /s/ John W. Meadows
                                        -----------------------------
                                            John W. Meadows